UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2016

United Development Funding IV
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36472	26-2775282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 17, 2016, United Development Funding IV (the “Trust”) received written notice from the staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Trust that because the Trust has not filed its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016 (the “2016 Forms 10-Q” and collectively with the 2015 Form 10-K, the “Reports”) by October 17, 2016, the deadline by which the Trust was to file all Reports in order to regain compliance with Nasdaq Listing Rule 5250(c)(1), Nasdaq will convert the trading halt in the Trust’s common shares that has been in place since February 2016 to a trading suspension effective at the open of business on October 19, 2016. As provided in the notice from Nasdaq, following this suspension, the Trust’s securities may trade on the over-the-counter market. Nasdaq also informed the Trust that it will ultimately file a Form 25-NSE Notification of Delisting with the U.S. Securities and Exchange Commission (the “SEC”), removing the Trust’s securities from listing and registration on The Nasdaq Stock Market. While the trading suspension will be effective at the open of business on October 19, 2016, the Trust currently plans to appeal Nasdaq’s determination to delist the Trust’s securities. No assurance can be given regarding whether Nasdaq will grant this appeal or whether the appeal will ultimately be successful in preventing the delisting of the Trust’s securities.

As previously disclosed, the Trust received notice on March 17, 2016 from the Nasdaq Listing Qualifications Department stating that because the Trust had not yet filed its 2015 Form 10-K with the SEC, it was not in compliance with the continued listing requirement set forth in Nasdaq Listing Rule 5250(c)(1). In response to such notice, the Trust appealed to the Nasdaq Hearings Panel (the “Panel”).  As previously disclosed in a Current Report on Form 8-K filed with the SEC on July 26, 2016, the Trust received written notice on July 25, 2016 that the Panel had determined to continue the listing of the Trust’s securities on Nasdaq subject to the condition that, on or before September 12, 2016, the Trust evidenced compliance with Nasdaq Listing Rule 5250(c)(1) by filing all necessary periodic reports with the SEC. The Trust subsequently requested an extension of such September 12, 2016 filing deadline, and the Panel granted an extension of the deadline to October 17, 2016.

On October 13, 2016, the Trust informed Nasdaq that it would be unable to meet the previously granted extended deadline of October 17, 2016 for filing the 2015 Form 10-K and the 2016 Forms 10-Q, as a result of the Trust’s auditors requiring more time to complete the audit. In addition, the Trust informed Nasdaq that the Trust has received a “Wells Notice” from the staff (the “Staff”) of the SEC’s Division of Enforcement stating that the Staff has made a preliminary determination to recommend that the SEC file an enforcement action against the Trust alleging violations of certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Certain individuals associated with the Trust and its advisor also received similar Wells Notices.

A Wells Notice is not a formal allegation or a finding of wrongdoing, but is a preliminary determination by the Staff that it may recommend to the SEC that a civil enforcement action or administrative proceeding be brought against the recipient. The Trust has an opportunity to respond to issues raised by the SEC staff and offer its perspective prior to any SEC decision on whether to authorize the commencement of an enforcement proceeding. Under SEC procedures, a recipient of a Wells Notice has an opportunity to respond in the form of a “Wells submission” that seeks to persuade the SEC that such an action should not be brought. The Trust intends to provide to the Staff a Wells submission to further explain the Trust’s views and its belief that no enforcement action is warranted against the Trust or any individuals associated with the Trust and its advisor. The receipt of the Wells Notice does not change the Trust’s belief that it has complied with all laws and regulations, and therefore, the Trust intends to contest any charges that may be brought. The Trust is unable to predict how long the SEC process will last, the outcome of the SEC’s investigation or any action that the SEC may decide to pursue, or any other impact on the Trust as a result of the proposed or any actual enforcement action.

On October 17, 2016, the Panel determined that, in light of the Trust’s missed exception dates for filing the Reports and the uncertainty about the Trust’s ability to timely file the Reports that has been created by the Wells Notices, the Panel believes that it is highly improbable that the Trust can regain compliance with the filing requirements for listing within the discretionary time period available to the Panel. For this reason, Nasdaq has determined to suspend trading in the Trust’s shares on The Nasdaq Stock Market at the open of business on October 19, 2016. As previously disclosed, trading in the Trust’s securities on The Nasdaq Stock Market has been halted since February 2016.

Item 8.01	Other Events.

While the Trust is unable to provide audited financial statements at this time, the total owed under lines of credit and notes payable has been reduced from approximately $170.9 million at September 30, 2015 to approximately $26.9 million as of October 17, 2016.

Press Release

On October 18, 2016, the Trust issued a press release regarding the notice received from Nasdaq, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of United Development Funding IV, dated October 18, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding IV

Dated: October 18, 2016	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of United Development Funding IV, dated October 18, 2016.